Exhibit 10.3
Exhibit B to Employment Agreement

June __, 2011

Mr. Mark G. Sander

RE:           Letter Agreement dated June__, 2011, Restricted Stock Number [___________]
Grant of Restricted Stock (the "Agreement")

Dear Mark:

I am pleased to advise you that on June [  ], 2011 (the "Date of Grant"), and pursuant to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as Amended (the "Plan"), the Compensation Committee (the "Committee") of the Board of Directors of First Midwest Bancorp, Inc. (the "Company") has approved a grant to you of a "Restricted Shares Award” (the "Award").  The Award provides you with the opportunity to earn [_________]1 shares of the Company's common Stock, $0.01 par value per share (“Common Stock”).

The Award is subject to the terms and conditions of the Plan, including any Amendments thereto, which are incorporated herein by reference, and to the following provisions:

(1)	Award

(a)
The Company hereby grants to you an Award of [______] shares of Common Stock, subject to the restrictions and other conditions set forth herein.  Such shares are referred to in this Letter Agreement as the “Restricted Shares.”  Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated subject to Sections (2), (3) and (4).  Within a reasonable time after the date of this Award, the Company shall instruct its transfer agent to establish a book entry account representing the Restricted Shares in your name effective as of the Date of Grant, provided that the Company shall retain control of such account until the Restricted Shares have become vested in accordance with the Award.

(b)
As promptly as practical after the date on which a portion or all of the Restricted Shares vest under this Agreement, and after receipt of any required tax withholding under Section 8, the Company shall instruct the transfer agent to transfer the number of vested Restricted Shares (less any shares withheld in satisfaction of tax withholding obligations under Section 8, if any) to an unrestricted account over which only you have control.

(2)	Restrictions; Vesting.

Except as otherwise provided in Sections (3) and (4), the Restricted Shares shall vest and become transferable only if you continue in the employment of the Company or any of its subsidiaries up to the applicable vesting date.  The Restricted Shares will vest and become transferable on December 31, 2011, subject to your commitments in Section (12) below.

1 $400,000 divided by grant date closing price

This Letter Agreement constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

(3)	Termination of Employment

If your employment with the Company or any of its subsidiaries terminates due to your death or Disability or discharge by the Company without Cause or your resignation for Good Reason (in either case as defined in your June __, 2011 Employment Agreement with the Company), all restrictions on any unvested Restricted Shares will lapse, the dividends credited to you pursuant to Section 7 will become payable, all such unvested Restricted Shares will become immediately vested and transferable in full and the provision of Section 1(b) shall apply.  If your employment with the Company or any of its subsidiaries terminates for any other reason prior to the full vesting of the Restricted Shares, all dividends credited to you pursuant to Section 7 and non-vested Restricted Shares shall be immediately forfeited and all your rights hereunder shall terminate.

(4)	Merger, Consolidation or Change in Control

In the event of a Change in Control, all restrictions on the Restricted Shares will lapse, the dividends credited to you pursuant to Section 7 will become payable, the Restricted Shares shall be vested and fully transferable and the provisions of Section 1(b) shall apply.  For purposes of this Letter Agreement, “Change in Control” shall be as defined in Section 14 of the Plan, provided that notwithstanding the provisions of Section 14(c) of the Plan relating to stockholder approval of a transaction constituting a Business Combination (as defined in Section 14(c)), a Change in Control with respect to a Business Combination shall not occur prior to the date of consummation of such transaction.

(5)	Non-Transferability

Subject to the terms of this Agreement, this Award is personal to you and, until vested and transferable hereunder, may not be sold, transferred, pledged, assigned or otherwise alienated, otherwise than by will or by the laws of descent and distribution.

(6)	Securities Law Restrictions

You understand and acknowledge that applicable securities laws govern and may restrict your right to offer, sell, or otherwise dispose of any Common Stock received under the Award.

Executive Officers of the Company subject to the two (2) day reporting rules of Section 16(a) and short-swing profit recovery rules of Section 16(b) of the Securities Exchange Act of 1934 should consult the Company's Corporate Secretary prior to selling any such shares.

Additional information regarding these rules can be found in the Plan's "Summary Description" and the document entitled "General Information Regarding Restricted Share Grants".

(7)           Stockholder Rights

Upon the effective date of the book entry pursuant to paragraph (1), you shall have the right to vote the Restricted Shares represented by the Award.

In the event the Company declares the payment of a cash dividend or a stock dividend (as defined in Section 305 of the Internal Revenue Code of 1986, as amended) on the Common Stock with a record date occurring during the Award’s vesting period, you shall be credited with a dollar amount equal to the amount of the dividend paid on the Restricted Shares held by you as of the close of business on the record date for such dividend.  The Company will hold all such dividends until the Award vests in full and such amounts shall be paid to you only upon completion of the full vesting period when the restrictions lapse. Subject to the provisions of Sections 3 and 4 above, in the event your employment with the Company terminates prior to full vesting of the Award, dividends held by the Company and credited to you will be forfeited.

(8)           Withholding

You shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Restricted Shares, which will generally occur as the Restricted Shares vest, when cash dividends are paid prior to the time the Restricted Shares vest, or as of the date of grant if you file an election under Section 83(b) of the tax code.  Withholding with respect to cash dividends will be paid through withholding from your next normal payroll check.  Payment of withholding upon vesting of the shares will be accomplished through withholding by the Company of Restricted Shares then vesting under this Award with a value equal to such minimum statutory withholding amount.  Shares withheld as payment of required withholding shall be valued at Fair Market Value on the date such withholding obligation arises.  Payment of withholding as a result of an 83(b) election must be made by you to the Company in cash or by delivering previously-acquired shares with a Fair Market Value equal to the required withholding.

(9)	Tax Consequences

Information regarding federal tax consequences of the Award can be found in the Plan's "Summary Description", and the document entitled "General Information Regarding Restricted Share Grants".  You are strongly encouraged to contact your tax advisor regarding such tax consequences as they relate to you.

(10)	Employment; Successors

Nothing herein confers any right or obligation on you to continue in the employment of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time.  Nothing herein shall create any right for you to receive, or obligation on the part of the Company to grant to you, any future Awards under the Plan.  This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company.

(11)	Conformity with Plan

(a)
The Award is intended to conform in all respects with the Plan.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  By executing and returning the enclosed Confirmation of Acceptance of this Letter Agreement, you agree to be bound by all the terms hereof and of the Plan.  Except as otherwise expressly provided herein, all definitions stated in the Plan shall be fully applicable to this Letter Agreement.

(b)
Any action taken or decision made by the Compensation Committee of the Company’s Board of Directors arising out of or in connection with the construction, administration, interpretation or effect of this Agreement or the Plan, shall lie within sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on you and all persons claiming under or through you. This Agreement shall be binding upon your heirs, executors, administrators and successors.

(c)	This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.

(12)           Post-Vesting Holding Period; Clawback.

(a)
For a period of twelve (12) months after the Restricted Shares vest, you agree to hold and remain the sole owner of, and to not transfer or otherwise reduce your risk with respect to such Restricted Shares. This post-vesting holding period requirement (i) will not apply to prevent withholding of Restricted Shares under Section (8) above, and (ii) will cease upon your death, Disability, discharge by the Company without Cause, voluntary termination of employment for Good Reason or a Change in Control.

(b)
In the event (i) you voluntarily terminate your employment (other than for “Good Reason”) or are terminated for “Cause” after vesting of the Restricted Shares on December 31, 2011, and (ii) you provide any services, directly or indirectly, with respect to products or services which are “competing products or services” or breach any of your obligations under your Employment Agreement, in each case, prior to January 1, 2013, then, upon written demand from the Company, you shall repay to the Company a cash sum equal to the fair market value of the net after-tax number of Restricted Shares in which you vested.  Such fair market value shall be determined as of the date the Restricted Shares vested. For purposes of this Letter Agreement, a “competing product or service” is a product or service which is offered by any banking or financial institution within the Market Area that competes with a product or service provided by the Company or its subsidiaries as of the date of your termination of employment. For purposes of this Letter Agreement, “Good Reason” and “Cause” shall have the meaning set forth in your Employment Agreement and “Market Area” shall have the meaning set forth in your Employment Agreement for purposes of clauses (a) and (b) of Section 15 thereof.

To confirm your understanding and acceptance of the Award granted to you by this Letter Agreement, please execute and return in the enclosed envelope the following enclosed documents:  (a) the "Beneficiary Designation Form" and (b) the Confirmation of Acceptance endorsement of this Letter Agreement. The original copy of this Letter Agreement should be retained for your permanent records.

If you have any questions, please do not hesitate to contact the Equity Compensation Administrator of First Midwest Bancorp, Inc. at (630) 875-7272.

Very truly yours,

/s/ Michael L. Scudder

Michael L. Scudder
President and Chief Executive Officer
First Midwest Bancorp, Inc.